EXCLUSIVE LICENSE AND DISTRIBUTORSHIP AGREEMENT

This Exclusive License and Distribution Agreement (the "Agreement"), entered into as of [November 27, 2013] by and between HuBDIC Co. Ltd, a corporation duly organized and existing under the laws of the Republic of Korea, having its principal office at B-301. Taekwang-Industrial Building,191-1 Anyang 7-dong, Manan-gu, Anyang-si, Gyeonggi-do (the "Company") and [AMERICAN MEDICAL DISTRIBUTORS, INC.] , a corporation duly organized and existing under the laws of [USA] , having its principal office at [265 Sunrise Highway, Suite 62 Rockville Centre, New York NY 11570] (the "Distributor ").

WHEREAS, the Company is the manufacturer of certain non-touch thermometers oriented towards the consumer and professional markets (FS-700 Pro & FS-700 retail version); and Contract Products or Products shall mean the FS-700 Pro and FS-700 retail version and any current or future versions.

WHEREAS, the Parties wish for Distributor to become the exclusive distributor of the Product for North, Central and South America and the outlying and dependent territories of those countries located in North, Central and South America (collectively, the "Territory").

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties hereto agree as follows:

1. GRANT OF LICENSE. The Company hereby grants Distributor an exclusive license (the "License") to the Product which license explicitly includes the following provisions:

1.1 For the duration of the Term (as defined in Section 10.1 below), The Distributor, independently or in affiliation with other companies in any legal manner, shall have the

HuBDIC CO., LTD

Jae Ho Shin /President

exclusive rights to possess, market, sell and distribute the Product in the Territory through any sales channel and to any customer.

1.2 Distributor, its subsidiaries and affiliates are prohibited from selling the Product, either directly or indirectly, to customers in any locations other than the Territory, nor shall the Distributor knowingly sell the Product to any person or entity who intends to resell the Product outside the Territory.

1.3 The Company is prohibited from selling to or soliciting the services of any entity or person other than the Distributor for the purpose of marketing, selling or distributing the Product in the Territory during the duration of the Term.

1.4 The Company is prohibited from granting any entity or person a license for the Product that in any way infringes on the License.

1.5 The Distributor shall be free to fix its own resale prices for the Product.

2. EXCLUSIVE DISTRIBUTION

The Distributor shall not, directly or indirectly, market, export, sell or distribute in the Territory products competitive with Product.

3. PRODUCT

3.1 As a precondition of any obligation of the Distributor herein, the Company receive approval from the United States Federal Drug Administration for the sale and distribution of the Product in the United States, (i.e. FDA 510K approval or similar approval) (the "FDA Approval").

3.2 Company agrees to take all precaution against introducing, marketing or selling in the Territory any product that might violate trade dress issues or confuse the Product's customer base.

3.3 Company may not modify the design or type of the Product or parts thereof or discontinue any Product, without Distributor's consent.

HuBDIC CO., LTD

Jae Ho Shin /President

4. <u>ORDER TERMS</u>

4.1 MINIMUM ANNUAL ORDER QUANTITY.

4.1.1 For each year during the Term, commencing on the date of FDA Approval, Distributor shall order a minimum number of Product units as specified in Schedule 4.1 Annexed hereto (the "Minimum Purchase Quantity").

4.1.2 Order amounts shall be calculated on a net basis, taking into consideration all Product ordered, less returns.

4.2 PRICE:

4.2.1 For the duration of the Term, the maximum price for the Product shall be as set forth on Schedule 4.2.

4.2.2 Unless otherwise agreed between the parties, currency of payment shall be in United States Dollars.

4.2.3 The Parties may upon mutual agreement adjust the Product price.

4.3 PURCHASE ORDERS.

4.3.1 Distributor shall transmit all Product purchase orders to Company by email or facsimile pursuant to the Notice provision, below.

4.3.2 Upon receipt of a purchase order, Company shall provide written confirmation of receipt by email or facsimile pursuant to the Notice provision, below.

4.3.3 Orders transmitted before Noon (Company time) on a business day shall be considered received on the date of transmission. Orders transmitted after Noon (Company time) or not on a business day shall be considered received on next business day following the date of transmission.

4.4 SHIPMENT OF ORDERS:

4.4.1 Company covenants and agrees to have Product available and shipped to Distributor within the period agreed whenever distributor place an order.

4.4.2 Unless otherwise agreed in writing, Company shall insure and ship all Product shipments FOB recipient and separately indicate the shipping/insurance cost on the Product's invoice.

HuBDIC CO., LTD

Joo Ho Shin /President

4.4.3 The Distributor shall be liable for and shall pay any tax, duty, charge or any other impost of a similar nature imposed upon Company or the Distributor with respect to the shipment of the Product. Company shall separately invoice and provide Distributor with proof of payment for such charges.

4.4.4 All defective, soiled or non-conforming Product shall be shipped by Distributor to Company and Company repair them. Company shall provide after sales warranty on products for two years from the date of delivery to distributors.

5. INITIAL DEPOSIT

5.1 Within five business day of the execution of the Agreement, Distributor shall pay Company by wire transfer $10,000.00 (the "Initial Deposit").

5.2 Company shall credit Distributor the amount of the Initial Deposit against its first order for Product.

5.3 In the event the Company fails to receive FDA approval within 120 days of the date of this Agreement, Company shall refund to Distributor the Initial Deposit.

6. DISTRIBUTOR'S RESPONSIBILITIES

6.1 The Distributor agrees and undertakes use all reasonable efforts to promote and expand the sale of the product in the Territory, including but not limited to, regularly and at its own expense distributing promotional literature, conducting multimedia advertising and carrying out market surveys.

6.2 The Distributor shall maintain adequate stocks of the Product to meet the reasonable demands of its customer.

6.3 Once Product is received by Distributor, it shall take all reasonable steps to ensure that the Product is properly transported, handled and stored so as to prevent any damage thereto.

6.4 The Distributor shall maintain adequate Product liability and other appropriate insurance acceptable to the Company to protect itself and the Company from claims which may arise as a result of damage to any Product owned by the Company while in the possession or control of the Distributor, and the Distributor shall itself indemnify and hold the Company

harmless from any claims which may be initiated against the Company as a result of any such damage to the Product to the extent that such are not covered by the said insurance.

6.5 In the event Company issues Distributor a complaint concerning the activities of the Distributor under this Agreement, the Distributor shall immediately investigate such complaint and take appropriate action.

6.6 The Distributor shall cooperate with all reasonable Company requests regarding the sale and marketing of Product, and the Distributor shall send to Company quarterly reports for Product sales by country.

6.7 The Distributor shall comply with all applicable laws, regulations, and orders of any government of the Territory or political subdivisions thereof, relating to or in any way affecting this Agreement and the Distributor's performance hereunder, including the obtaining of any required licenses, permits or approvals.

7. COMPANY'S RESPONSIBILITIES

7.1 TECHNICAL AND ADVERTISING ASSISTANCE. The Company shall supply the Distributor with (a) technical assistance with respect to the Product, including information and illustrated materials necessary for the sale, promotion and maintenance of customer accounts; (b) all technical data, research papers, clinical data regarding accuracy of Product; and (c) advertising material suitable for the promotion and advertising of the Product as may be necessary or useful to the Distributor.

7.2 Company shall keep Distributor informed of (a) Product inventory and shipping status, (b) all foreseeable shipment delays, (c) the status of all new products that are or may become Products.

7.3 Company shall indemnify and hold Distributor harmless with respect to any costs or damages, including attorney fees, arising from claims for violations of patents, trademarks, trade dresses, copyrights, designs, algorithms, etc. or injury to persons or property caused by the Product.

8. STATUS OF DISTRIBUTOR

8.1 The Distributor shall conduct its business in the purchase and resale of the Product as a principal for its own account and at its own expense and risk.

8.2 Distributor shall be considered an independent contractor. This Agreement does not create the relationship of principal and agent between Company and the Distributor.

8.3 The Distributor shall not act or attempt to act, or represent itself, directly or by implication, as an agent of Company or in any manner assume or create, or attempt to assume or create any obligation, liability, representation, warranty or guarantee on behalf of, or in the name of Company.

9. MUTUAL NON-DISCLOSURE

Neither Party shall disclose to any third party, without the prior mutual written consent, or use for any purpose other than the performance of its obligations under this Agreement, any confidential information concerning the Product or business affairs of other Party, including, but not limited to, prices, discounts, terms and conditions of sale and customers acquired or developed in the course of its transactions with the other Party.

10. TERM

10.1 This Agreement shall become effective upon signing, and shall continue in full force and effect for a period of 5 Years from the date in the preamble hereof, unless earlier terminated pursuant to Section 10, below or extended as stated herein.

10.2 The minimum purchase amount for each period shall be reviewed and if the minimum quantity is not met, the Company, at its own discretion may offer to set a new minimum purchase quantity in writing within [60] days before the commencement of each new period.

10. TERMINATION

A. This Agreement may be terminated at the option of Company, effective immediately upon giving a prior written notice of termination to the Distributor, in any of the following events;

(a) Should the Distributor become bankrupt or insolvent, or have its business placed in the hand of a receiver, assignee or trustee, whether by voluntary act or otherwise; or

(b) If the Distributor ceases to function as a going concern or to conduct its operations in the normal course of business voluntarily or otherwise; or

(d) If the Distributor commits a breach of or fails to perform or observe any agreement or conditions herein contained and on the part of the Distributor to be performed or observed, and shall not have remedied such breach or failure to perform or observe within 60 days of a notice requiring the remedy of such breach of failure to perform or observe; or

(e) Should the Distributor be acquired by, or should itself acquire, in whole or in part, a manufacturer of products which in the reasonable judgment of Company competes to a material extent with the Product.

B. If the Distributor fails to purchase the Minimum Purchase Quantity of Product in any given year and such failure is not caused by reasons attributable to the Company (i.e. Company's failure to timely ship Product orders, returns or order cancellations due to Product defects, or Company's unilateral change in Product design), Company shall give Distributor 60 days' notice to purchase a sufficient number of Products to achieve the Minimum Purchase Quantity for the year. If after the expiration of such notice, Distributor fails to purchase the Minimum Purchase Quantity, Company may terminate this Agreement.

C. If the Company fails to receive FDA Approval within 150 days of this Agreement, Distributor may terminate this Agreement.

11. <u>MISCELLANEOUS PROVISIONS</u>

A. CHOICE OF LAW/JURISDICTION/VENUE. This Agreement shall be interpreted and governed by the laws of New York without giving effect to the conflict of laws principals thereof. The Parties submit to the Jurisdiction and Venue of the Courts of the State of New York

B. ARBITRATION. All disputes in relation to this Agreement and any amounts owed thereunder shall be finally settled by arbitration in the country of the petitioner. In case the petitioner is Company, the arbitration shall be held at the Korean Commercial Arbitration Board. In case the respondent is Distributor, the arbitration shall be held at the by the American Arbitration Association.

C. ENTIRE AGREEMENT. This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings.

D. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

E. NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

If to Company:

[NAME]
[ADDRESS]
[EMAIL]
[FACSIMILE NO.]
With copy to
[ATTORNEY CONTACT INFO]

If to Distributor:

HuBDIC CO., LTD

[NAME]

[ADDRESS]

[EMAIL]

[FACSIMILE NO.]

With copy to

[ATTORNEY CONTACT INFO]

IN WITNESS WHEREOF, the parties hereto have authorized this Agreement to be executed by their respective duly authorized officers as of the date first written above.

HuBDIC Co. Ltd.	AMERICAN MEDICAL DISTRIBUTORS, INC.
HuBDIC CO., LTD	
By: ____________	By: ____________
[Name] Jae Ho Shin /President	Howard Taylor
[Title]	President

SCHEDULE 4.1

MINIMUM PURCHASE QUANTITY

A. Distributor shall purchase at least the following number of Product units in each year of the Agreement:

	Contract Year	Quantity (pcs)
	First Contract Year	3,000
	Second Contract Year	__8,000__
	Third Contract Year	___15,000___
	Fourth Contract Year	___15,000___
	Fifth Contract Year	__15,000____

B. At the conclusion of each year of the Agreement, number of units of Product purchased by the Distributor shall be reviewed and if the Minimum Purchase Quantity has not been met, Company at its own discretion may offer to set a new Minimum Purchase Quantity.

HUBDIC CO., LT

SCHEDULE 4.2

Product Pricing

A. For the duration of the Term, the following shall be the maximum price charged by the Company to the Distributor for the Product:

Model Name	Product	Price
FS-700 Pro	Professional Oriented Non-contact thermometer	US$ 19.80 (exclusive of shipping costs)